Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-104464) on Form S-8 of Servotronics, Inc. and Subsidiaries of our report dated March 30, 2011, relating to our audits of the consolidated financial statements which appear in the Annual Report on Form 10-K of Servotronics, Inc. and Subsidiaries for the year ended December 31, 2010.

/s/ FREED MAXICK & BATTAGLIA, CPAs, PC

Buffalo, New York
March 30, 2011